UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 02, 2024

SAB BIOTHERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39871	85-3899721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 East 54th Street North
Sioux Falls, South Dakota		57104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 605 679-6980

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SABS	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	SABSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure set forth in Item 5.03 below is hereby incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the result of the special meeting of stockholders of SAB Biotherapeutics, Inc. a Delaware corporation (the “Company”) which occurred on January 2, 2024 (the “Special Meeting”), the board of directors of the Company (the “Board”) has approved a reverse stock split of the Company’s issued and outstanding common stock, par value $0.0001 per share (the “Common Stock”) at a ratio of 1-for-10 shares, which will be effective at 12:01 a.m. Eastern Time on January 5, 2024 (the “Reverse Stock Split”). On January 2, 2024, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to amend the Company’s certificate of incorporation, as amended and restated (the “Charter”), with the Secretary of State of the State of Delaware to effect the Reverse Stock Split.

The Company expects that its Common Stock will begin trading on the Nasdaq Capital Market on a post-split basis under the Company’s existing trading symbol, “SABS,” when the market opens on January 5, 2024. The new CUSIP identifier for the Common Stock following the Reverse Stock Split will be 78397T202.

As a result of the effectiveness of the Reverse Stock Split, every ten (10) shares of the Company’s issued and outstanding common stock will be automatically combined, converted and changed into one (1) share of the Company’s common stock, without any change in the number of authorized shares or the par value per share. The Reverse Stock Split will reduce the number of shares of Common Stock issued and outstanding from approximately 92.25 million to approximately 9.225 million. In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options, restricted stock units and warrants to purchase shares of Common Stock. Finally, a proportionate adjustment will be made to the per share conversion price of the Company’s issued and outstanding Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) and the conversion price of any shares of Series A Preferred Stock issued upon exercise of Series A Preferred Stock warrants. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing sales price on the Nasdaq Capital Market of the common stock on January 4, 2024.

Insofar as the foregoing constitutes a summary of the Certificate of Amendment, it does not purport to be complete and is qualified in its entirety by reference to the full text of Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Special Meeting, the Company’s stockholders voted on one proposal, which is described in more detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on December 18, 2023 (the “Proxy Statement”). Of the 92,256,636 shares of the Common Stock, outstanding as of the record date, 62,515,050 shares, or approximately 67.7%, were present or represented by proxy at the Special Meeting. The following is a brief description of the matter voted upon, and the certified results, including the number of votes cast for and against the matter and, if applicable, the number of votes withheld, abstentions and broker non-votes with respect to the matter, if applicable.

Proposal 1. Stockholders approved a proposal to authorize the Board, in its discretion but prior to the one-year anniversary of the date on which the proposal is approved by the Company’s stockholders at the Special Meeting, to amend the Charter to effect a reverse stock split of all of the outstanding shares of the Common Stock, at a ratio in the range of 2-for-3 to 1-for-10, with such ratio to be determined by the Board. This Proposal 1 is referred to as the “Reverse Stock Split Proposal”. The voting results were as follows:

Votes For	Votes Against	Abstentions
59,076,836	3,409,403	28,811

Item 7.01 Regulation FD Disclosure.

On January 2, 2024, the Company issued a press release (the “Release”) announcing the Reverse Stock Split. A copy of the Release is furnished hereto as Exhibit 99.1, and incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
3.1	Certificate of Amendment to the Certificate of Incorporation, as amended and restated, dated January 2, 2024
99.1	Press Release of the Company, dated January 2, 2024
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAB Biotherapeutics, Inc.

Date:	January 3, 2024	By:	/s/ Eddie J. Sullivan
Eddie J. Sullivan Chief Executive Officer